 Exhibit 11

Statement of Computation of Per Share Earnings

We compute earnings per share using the two-class method in accordance with Accounting Standards Codification Topic No. 260, “Earnings Per Share.” The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Our outstanding non-vested shares of restricted stock contain non-forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. We had no other participating securities at June 30, 2015 or 2014.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the three-month period ended June 30, 2015 as the vesting conditions had not been satisfied.

The composition of basic and diluted earnings per share were as follows:

(Dollars in thousands, except per share amounts)

	For the three months ended June 30:		For the six months ended June 30:
	2015	2014	2015	2014
Numerator:
Net income	$3,793	$5,347	$11,924	$11,621
Less: distributed earnings allocated to non-vested restricted stock	(16)	(30)	(37)	(30)
Less: undistributed earnings allocated to non-vested restricted stock	(7)	(1)	(49)	(7)
Numerator for basic earnings per share	$3,770	$5,316	$11,838	$11,584
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	7	1	49	7
Less: undistributed earnings reallocated to non-vested restricted stock	(7)	(1)	(49)	(7)
Numerator for diluted earnings per share	$3,770	$5,316	$11,838	$11,584
Denominator:
Weighted average shares outstanding – basic	43,420,923	43,352,836	43,396,789	43,348,195
Effect of dilutive securities:
Stock options and other awards	7,810	197,293	8,852	123,685
Weighted average shares outstanding – diluted	43,428,733	43,550,129	43,405,641	43,471,880

Basic earnings per share	$0.09	$0.12	$0.27	$0.27
Diluted earnings per share	$0.09	$0.12	$0.27	$0.27